Bristol-Myers Squibb Completes Acquisition of Medarex, Inc.

(NEW YORK, September 1, 2009) -- Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has completed its previously announced $2.4 billion acquisition of Medarex, Inc. (NASDAQ: MEDX) (“Medarex”).  As a result of the transaction, Medarex has become a wholly-owned subsidiary of Bristol-Myers Squibb.
Bristol-Myers Squibb initiated on July 28, 2009 a cash tender offer to purchase all outstanding shares of common stock of Medarex for $16.00 per share.  The tender offer period expired at midnight (New York City time) on August 26, 2009, and the subsequent offering period relating to the tender offer expired at midnight (New York City time) on August 31, 2009, at which time shareholders of Medarex had tendered in aggregate approximately 120,417,467 shares of Medarex common stock which, together with the 2,879,223 shares of Medarex common stock owned by Bristol-Myers Squibb since January 2005, represented approximately 90.7% of the Medarex shares outstanding.
Today, Bristol-Myers Squibb acquired all of the remaining outstanding shares of Medarex common stock by means of a “short form merger” in which all such shares were converted into the right to receive $16.00 per share, in cash and without interest, less any required withholding taxes.
This press release is neither an offer to purchase nor a solicitation of an offer to share shares of Medarex.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.  For more information, visit: www.bms.com.

Contacts
Media: Brian Henry, 609-252-3337, brian.henry@bms.com
Investors: John Elicker, 609-252-4611, john.elicker@bms.com